EXHIBIT 99.1

MOORE AND ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

April 1, 2009

Centenary International Corporation
Avenida Roque Saenz
Pena 971, 8° Floor
C1035AAE
Buenos Aires, Argentina

Dear Sirs:

We miscalculated the amount of time it would take for us to complete our audit of the financial statements for Centenary International Corporation and because of that foregoing reason, we were unable to deliver our audit report for a timely filing.

Yours truly,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
Las Vegas, Nevada